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     CV THERAPEUTICS NAMES LEWIS STUART SENIOR VICE PRESIDENT, COMMERCIAL OPERATIONS

PALO ALTO, Calif., July 16, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today the appointment of Lewis Stuart as senior vice president, commercial operations. Mr. Stuart had served as vice president, sales since joining the company in July 2003. He succeeds David McCaleb who will continue to serve as a consultant to the company.

“Lewis has done an outstanding job assembling our cardiovascular sales team, creating the related infrastructure and building a strong foundation for a growing Ranexa franchise. I am looking forward to working with Lewis in his expanded role as we move towards some very important commercial milestones, including the potential expansion and improvement of Ranexa labeling in 2008,” said Louis G. Lange, chairman and chief executive officer of CV Therapeutics.

“I also want to thank David McCaleb for his enormous contributions to CV Therapeutics over the past decade. David returns to consulting having built an exceptional commercial organization dedicated to bringing an important new medicine, Ranexa, to patients and physicians every day,” Lange added.

“I am extremely excited by this opportunity and honored to lead the commercial organization in growing our business while delivering value to patients, physicians and shareholders,” Stuart said.

Mr. Stuart has more than 25 years of sales and marketing experience. Since 1990, he has held senior U.S. and European sales and marketing positions within the biotechnology sector, including six years as vice president, sales at Agouron Pharmaceuticals, Inc., a Pfizer company. There, he fielded an HIV sales organization to launch Agouron’s lead product, Viracept®, which became the most widely prescribed protease inhibitor in the U.S. Earlier in Mr. Stuart’s career, he directed the sales teams for several cardiovascular products at Bristol Myers Squibb, Inc., including Capoten®, an ACE inhibitor prescribed to treat high blood pressure and congestive heart failure, and Corgard®, a beta blocker prescribed to treat angina and high blood pressure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; dependence on Ranexa; special protocol assessment agreement for Ranexa; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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